Exhibit 99.1
PEPSICO REPORTS STRONG THIRD QUARTER 2007 RESULTS
•	Reported Q3 Earnings Per Share of $1.06. Excluding the impact of a tax benefit, core EPS was $0.99

•	11% Revenue and Operating Profit Growth

•	Full Year 2007 Reported Earnings Guidance of at least $3.39 per share. Core earnings unchanged, at least $3.35 per share
PURCHASE, N.Y., October 11, 2007 — PepsiCo reported continued strong performance in the third quarter of 2007. Net revenue increased 11%; division operating profit grew 10%; and the Company generated core earnings of $0.99 per share, an increase of 11%. On a reported basis, net income grew 17% and earnings per share grew 19%, and included non-cash tax benefits of $115 million related to the resolution of certain foreign tax matters.
PepsiCo Chairman and CEO Indra Nooyi said, “Our third quarter performance was very strong, with double-digit revenue and operating profit growth. All of the Company’s operating divisions successfully navigated through an environment of higher input costs in order to deliver balanced top- and bottom-line performance.
“In PepsiCo International, broad-based volume gains in snacks and beverages coupled with foreign currency tailwinds resulted in continued double-digit revenue and operating profit growth. Favorable foreign currency upsides allowed us to reinvest in several international markets in the quarter. In North America, our profit growth accelerated to 7%. Frito-Lay’s strong performance continued, and 7% profit growth in our domestic beverage business marked another quarter of sequential improvement.
“Importantly, we laid the groundwork for future growth. Our successful partnerships with Unilever and Starbucks expanded internationally. We closed on the acquisition of Sandora Beverages and, with PepsiAmericas, became the leading Ukraine beverage company. In North America, we have strengthened our hydration portfolio with major product innovations and by leveraging the reach of our bottling system.
“We also advanced our efforts in sustainability and corporate social responsibility. At Frito-Lay, the Jonesboro, AR, plant received the Environmental Protection Agency’s Performance Track Program distinction for its efforts to reduce waste and conserve energy. PepsiCo retained its place on the Dow Jones Sustainability North America Index, and we were proud to be added to the Dow Jones Sustainability World Index in late September.”

Ms. Nooyi continued, “I am confident our strong operating performance will continue into our fourth quarter and provides a solid foundation for 2008.”

Items Affecting Diluted EPS Comparability

	Third Quarter			Year-to-Date
	2007	2006	% Growth	2007	2006	% Growth
Reported Diluted EPS	$1.06	$0.89	19	$2.64	$2.26	17
Tax Item	(0.07)	—	—	(0.07)	—	—

Diluted EPS Excluding Tax Item	$0.99	$0.89	11	$2.57	$2.26	14

Summary of PepsiCo Third Quarter 2007 Results

	% Growth Rate
	Quarter Alone	Year to Date
Volume (Servings)	4	4
Net Revenue	11	10
Division Operating Profit	10	10
Reported Net Income	17	15
Reported Earnings Per Share	19	17
Core EPS (excludes tax item)	11	14

Summary of Division Third Quarter 2007 Results

	% Growth Rate
	Quarter Alone				Year to Date
			Net	Oper.			Net	Oper.
	Volume		Revenue	Profit	Volume		Revenue	Profit
FLNA	2		6	7	2.5		6	7
PBNA	(1)		3	7	0		4	4
QFNA	(2)		2	2	1		4	2
PI	7/8	*	22	19	9/8	*	20	21

Total Divisions	4.5/3.5	*	11	10	6/4	*	10	10

*Snacks/Beverages
Frito-Lay North America (FLNA) continued strong performance with 7% operating profit growth.
Net revenue grew 6%, reflecting volume growth and favorable effective net pricing. Revenue growth was led by double-digit growth in trademark Doritos, Sunchips, multipack and dips, partially offset by modest declines in Trademark Lay’s. Quaker Chewy Granola and Rice Snacks led the Quaker snacks portfolio, growing revenue double-digits.
Operating profit grew 7%, reflecting the revenue and continued productivity gains, partially offset by higher commodity costs and increased marketing investments.
PepsiCo Beverages North America (PBNA) profits grew 7% on revenue growth of 3%.
Bottler case sales volume declined 1% in the quarter. Carbonated soft drinks (CSD) declined 3% while non-carbonated beverages grew 2%. Non-carbonated volume performance was led by Lipton ready-to-drink teas and energy drinks, growing strong double-digits, and trademark Aquafina, growing mid-single-digits. Gatorade sports drinks and our portfolio of juice and juice drinks both declined mid-single digits. The juice and juice drinks decline was primarily a result of the increased pricing to offset input costs.

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Net revenue grew 3%, driven by positive net pricing. Acquisitions contributed 2 percentage points of growth.
Operating profits grew 7%, driven by the revenue gains partially offset by higher input costs. Lower amortization expenses related to a prior acquisition added 3 percentage points of growth. Acquisitions reduced operating profit by 1 percentage point.
Quaker Foods North America (QFNA) increased both revenue and operating profit 2%.
PepsiCo International (PI) revenue grew 22%, and profits increased 19% on strong snacks and beverage growth.
Snacks volume grew 7%, driven by double-digit growth at Gamesa in Mexico, Russia, the Middle East, Brazil, China and India. Walkers in the U.K. had modest declines as a result of category softness. Sabritas volume was down mid-single-digits, but this was in line with our expectations following pricing actions taken towards the end of 2006.
Beverage volume grew 8%, led by double-digit growth in Pakistan, China, the Middle East and Russia, partially offset by a slight decline in Mexico. In total, CSDs grew at a high-single-digit rate, posting growth in each of the division’s four largest trademarks — Pepsi, 7-Up, Mirinda and Mountain Dew. Non-carbonated beverages grew at a double-digit rate, led by 40% growth in Lipton ready-to-drink tea and solid performance across the remaining non-carbonated portfolio.

PI Regional Volume Growth Third Quarter 2007 Results

	Snacks		Beverages
% Growth Rate	Quarter Alone	Year to Date	Quarter Alone	Year to Date
Latin America	5	7	3	4
Europe, Middle East and Africa	7	10	9	10
Asia	20	19	12	8

Total PI	7	9	8	8
Net revenue grew 22%, driven by the volume growth and favorable effective net pricing. Foreign currency translation contributed 6 percentage points of growth. The net impact of acquisitions and divestitures contributed 7 percentage points of growth.
Operating profit grew 19%, driven by the revenue growth and scale leverage, partially offset by increased raw material costs. Foreign currency translation was less than 6 percentage points of growth, and the net impact of acquisitions and divestitures was minimal. The combination of several other items — lower amortization expenses, higher costs related to international SAP implementation and favorable items in 2006 — reduced operating profits by 3 percentage points.
Division operating profit and share repurchases drove EPS growth.
Corporate unallocated expenses were up slightly with increased mark-to-market commodity hedge losses of $28 million offset by lower deferred compensation and other gains. Net interest expense increased $24 million, reflecting both losses on investments used to hedge deferred compensation expenses as well as higher net debt balances due to acquisitions. Bottling equity income increased $14 million on higher income at our anchor bottlers. Share repurchases in the quarter reduced shares outstanding by 2.2%. Year-to-date, cash returned to shareholders was up 34%, consisting of $1.6 billion in dividends and $3.1 billion in share repurchases.
The Company’s reported tax rate was 22.3%, which included tax benefits of $115 million related to the resolution of certain foreign tax matters. Excluding this item, our comparable tax rate was 27.4%, an

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increase versus last year’s rate of 27.0%. For the full year 2007, the reported tax rate is expected to be 26.2%.
2007 core earnings and cash flow guidance unchanged.
The Company reiterated its previous guidance of full-year core earnings of at least $3.35 per share. This guidance now includes the expectation that the tax rate will be affected both in 2007 and in subsequent years by the recent tax law changes in Mexico. The impact of this legislation is still under review, but the Company estimates that the core rate in 2007 will be greater than the previous guidance of 27.3% and probably not exceed 27.7%. The 2007 change relates to the deferred tax impact of the new Mexican legislation.
The reported numbers for the year will also include a non-cash gain of $115 million, or $0.07 per share, related to the settlement of certain foreign tax matters. The Company expects to record charges in the fourth quarter of approximately $0.03 per share related to certain restructuring actions, primarily related to plant closings and the rationalization of production lines.
Cash provided by operating activities is expected to be at least $7 billion, slightly ahead of prior guidance, and net capital spending to be approximately $2.6 billion — in-line with prior guidance.
About PepsiCo
PepsiCo (NYSE: PEP) is one of the world’s largest food and beverage companies, with 2006 annual revenues of more than $35 billion. The company employs approximately 168,000 people worldwide, and its products are sold in approximately 200 countries. Its principal businesses include: Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. The PepsiCo portfolio includes 17 brands that generate $1 billion or more each in annual retail sales. PepsiCo’s commitment to sustainable growth, defined as Performance with Purpose, is focused on generating healthy financial returns while giving back to communities the company serves. This includes meeting consumer needs for a spectrum of convenient foods and beverages, reducing the company’s impact on the environment through water, energy and packaging initiatives, and supporting its employees through a diverse and inclusive culture that recruits and retains world-class talent. PepsiCo is listed on the Dow Jones Sustainability North America Index and Dow Jones Sustainability World Index. For more information, please visit www.pepsico.com.
Cautionary Statement
This release contains statements concerning PepsiCo’s expectations for future performance. Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations. The Company undertakes no obligation to update any such forward-looking statements. Please see the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, for a discussion of specific risks that may affect performance.
Miscellaneous Disclosures
Conference Call. At 11 a.m. (Eastern Time) today, the Company will host a conference call with investors to discuss third-quarter 2007 results and the outlook for the full-year 2007. For details, visit the Company’s website at www.pepsico.com.
Reconciliation. In discussing financial results and guidance, the Company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable

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financial measures in accordance with GAAP can be found under “PepsiCo Financial Press Releases” on the Company’s website at www.pepsico.com in the “Investors” section.
Bottler Volume. Volume for products sold by PepsiCo’s bottlers is reported by PepsiCo on a monthly basis, with the third quarter comprising June, July and August.
Bottler Case Sales (BCS). BCS represents physical beverage volume shipped to retailers and independent distributors from both PepsiCo and our bottlers.
Concentrate Shipment Equivalents (CSE). CSE represents PepsiCo’s physical beverage volume shipments to bottlers, retailers and independent distributors.
“Effective net pricing” refers to the combined impact of mix and price. “Net pricing” refers to the combined impact of list price changes, discounts and allowances. “Pricing” refers to the impact of list price changes.
Acquisition impacts to PI regional volume growth: For the quarter, acquisitions contributed 10 points to Asia Pacific region snacks volume and 1 point to total snacks. For the year to date, acquisitions contributed 2 points to EMEA snacks, 10 points to Asia Pacific snacks and 2 points to total snacks.
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PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Income
(in millions except per share amounts, unaudited)

	12 Weeks Ended		36 Weeks Ended
	9/8/07	9/9/06	9/8/07	9/9/06
Net Revenue	$10,171	$9,134	$27,128	$24,567

Costs and Expenses
Cost of sales	4,627	4,108	12,254	10,932
Selling, general and administrative expenses	3,467	3,129	9,397	8,614
Amortization of intangible assets	15	41	37	108

Operating Profit	2,062	1,856	5,440	4,913

Bottling Equity Income	218	204	465	440
Interest Expense	(57)	(51)	(153)	(172)
Interest Income	21	39	82	110

Income before Income Taxes	2,244	2,048	5,834	5,291

Provision for Income Taxes	501	554	1,438	1,475

Net Income	$1,743	$1,494	$4,396	$3,816

Diluted
Net Income Per Common Share	$1.06	$0.89	$2.64	$2.26
Average Shares Outstanding	1,651	1,688	1,663	1,690

PepsiCo, Inc. and Subsidiaries
Supplemental Financial Information
(in millions, unaudited)

	12 Weeks Ended		36 Weeks Ended
	9/8/07	9/9/06	9/8/07	9/9/06
Net Revenue

Frito-Lay North America	$2,800	$2,642	$8,076	$7,602

PepsiCo Beverages North America	2,698	2,608	7,411	7,104

PepsiCo International	4,262	3,482	10,377	8,643

Quaker Foods North America	411	402	1,264	1,218

Total Net Revenue	$10,171	$9,134	$27,128	$24,567

Operating Profit

Frito-Lay North America	$742	$694	$2,034	$1,897

PepsiCo Beverages North America	649	603	1,724	1,657

PepsiCo International	707	595	1,762	1,460

Quaker Foods North America	126	123	399	389

Division Operating Profit	2,224	2,015	5,919	5,403

Corporate	(162)	(159)	(479)	(490)

Total Operating Profit	$2,062	$1,856	$5,440	$4,913

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flows
(in millions, unaudited)

	36 Weeks Ended
	9/8/07	9/9/06
Operating Activities
Net income	$4,396	$3,816
Depreciation and amortization	948	940
Stock-based compensation expense	182	191
Excess tax benefits from share-based payment arrangements	(118)	(91)
Pension and retiree medical plan contributions	(155)	(90)
Pension and retiree medical plan expenses	362	370
Bottling equity income, net of dividends	(398)	(381)
Deferred income taxes and other tax charges and credits	(3)	48
Change in accounts and notes receivable	(844)	(785)
Change in inventories	(244)	(246)
Change in prepaid expenses and other current assets	51	2
Change in accounts payable and other current liabilities	324	263
Change in income taxes payable	830	242
Other, net	(161)	(8)

Net Cash Provided by Operating Activities	5,170	4,271

Investing Activities
Capital spending	(1,260)	(1,130)
Sales of property, plant and equipment	23	37
Proceeds from (Investment in) finance assets	3	(11)
Acquisitions and investments in noncontrolled affiliates	(988)	(444)
Cash proceeds from sale of The Pepsi Bottling Group (PBG) stock	296	285
Short-term investments, net	(23)	1,099

Net Cash Used for Investing Activities	(1,949)	(164)

Financing Activities
Proceeds from issuances of long-term debt	1,005	25
Payments of long-term debt	(542)	(136)
Short-term borrowings, net	(402)	(2,034)
Cash dividends paid	(1,598)	(1,359)
Share repurchases — common	(3,123)	(2,157)
Share repurchases — preferred	(8)	(7)
Proceeds from exercises of stock options	666	1,008
Excess tax benefits from share-based payment arrangements	118	91

Net Cash Used for Financing Activities	(3,884)	(4,569)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	47	12

Net Decrease in Cash and Cash Equivalents	(616)	(450)

Cash and Cash Equivalents — Beginning of year	1,651	1,716

Cash and Cash Equivalents — End of period	$1,035	$1,266

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
(in millions)

	9/8/07	12/30/06
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$1,035	$1,651
Short-term investments	1,203	1,171

Accounts and notes receivable, net	4,764	3,725

Inventories
Raw materials	1,086	860
Work-in-process	209	140
Finished goods	988	926

	2,283	1,926

Prepaid expenses and other current assets	662	657

Total Current Assets	9,947	9,130

Property, plant and equipment, net	10,397	9,687
Amortizable intangible assets, net	662	637

Goodwill	4,814	4,594
Other nonamortizable intangible assets	1,227	1,212

Nonamortizable Intangible Assets	6,041	5,806

Investments in noncontrolled affiliates	3,997	3,690
Other assets	1,364	980

Total Assets	$32,408	$29,930

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term obligations	$27	$274
Accounts payable and other current liabilities	7,291	6,496
Income taxes payable	785	90

Total Current Liabilities	8,103	6,860

Long-term debt obligations	2,954	2,550
Other liabilities	4,781	4,624
Deferred income taxes	326	528

Total Liabilities	16,164	14,562

Commitments and Contingencies

Preferred stock, no par value	41	41
Repurchased preferred stock	(128)	(120)

Common Shareholders’ Equity
Common stock	30	30
Capital in excess of par value	461	584
Retained earnings	27,526	24,837
Accumulated other comprehensive loss	(1,837)	(2,246)

	26,180	23,205
Less: Repurchased common stock	(9,849)	(7,758)

Total Common Shareholders’ Equity	16,331	15,447

Total Liabilities and Shareholders’ Equity	$32,408	$29,930

PepsiCo, Inc. and Subsidiaries
Supplemental Share and Stock-Based Compensation Data
(in millions, except dollar amounts, and unaudited)

	12 Weeks Ended		36 Weeks Ended
	9/8/07	9/9/06	9/8/07	9/9/06
Beginning Net Shares Outstanding	1,621	1,650	1,639	1,656
Options Exercised/ Restricted Stock Units Converted	6	8	19	27
Shares Repurchased	(17)	(11)	(48)	(36)

Ending Net Shares Outstanding	1,610	1,647	1,610	1,647

Weighted Average Basic	1,615	1,648	1,627	1,652
Dilutive Securities:
Options	30	33	30	32
Restricted Stock Units	4	5	4	4
ESOP Convertible Preferred Stock/Other	2	2	2	2

Weighted Average Diluted	1,651	1,688	1,663	1,690

Average Share Price for the Period	$66.93	$62.52	$65.73	$60.05
Growth Versus Prior Year	7%		9%

Options Outstanding	119	133	126	141
Options in the Money	119	133	122	141
Dilutive Shares from Options	30	33	30	32
Dilutive Shares from Options as a % of Options in the Money	25%	25%	25%	23%

Average Exercise Price of Options in the Money	$46.84	$44.12	$45.92	$43.82

Restricted Stock Units Outstanding	7	8	8	8
Dilutive Shares from Restricted Stock Units	4	5	4	4

Average Intrinsic Value of Restricted Stock Units Outstanding*	$58.50	$52.94	$58.46	$52.95

*	Weighted-average intrinsic value at grant date

Reconciliation of GAAP and Non-GAAP Information
(in millions except per share amounts, unaudited)
In the third quarter of 2007, we recognized $115 of non-cash tax benefits related to the favorable resolution of certain foreign tax matters. Additionally, in the fourth quarter of 2007, we have approved certain restructuring actions, and are considering others, relating to plant closings, as well as the rationalization of certain production lines in both our international and domestic businesses.
The financial measures listed below are not measures defined by generally accepted accounting principles (GAAP). However, we believe investors should consider these measures as we believe they are more indicative of our ongoing performance and with how management evaluates our operational results and trends. Specifically, investors should consider the following with respect to our results:
•	Our 2007 division operating profit and division operating profit growth;

•	Our 2007 north american operating profit growth;

•	Our 2007 effective tax rate without the impact of the tax benefits;

•	Our 2007 full-year effective tax rate guidance without the impact of the tax benefits and the restructuring actions;

•	Our 2007 diluted EPS and diluted EPS growth without the impact of the tax benefits; and

•	Our 2007 full-year diluted EPS guidance without the impact of the tax benefits and the restructuring actions.
Operating Profit Growth Reconciliation

	12 Weeks	36 Weeks
	Ended	Ended
	9/8/07	9/8/07
Total operating profit growth	11%	11%
Impact of corporate unallocated	(1)	(1)

Division operating profit growth	10%	10%

PepsiCo North American Operating Profit Growth Reconciliation

	12 Weeks	12 Weeks
	Ended	Ended
	9/8/07	9/9/06	Growth
PepsiCo north american operating profit	$1,517	$1,420	7%
PepsiCo International operating profit	707	595
Corporate unallocated	(162)	(159)

Total PepsiCo reported operating profit	$2,062	$1,856	11%

Effective Tax Rate Reconciliation

	12 Weeks	12 Weeks
	Ended	Ended
	9/8/07	9/9/06
Reported effective tax rate	22.3%	27.0%
Tax benefits	5.1	—

Effective tax rate excluding tax benefits	27.4%	27.0%

Full-Year Effective Tax Rate Guidance Reconciliation

Full-Year
2007
Guidance
Reported effective tax rate	26.2%
Tax benefits	1.5
Restructuring actions	—

Effective tax rate excluding above items	27.7%

Full-Year Diluted EPS Guidance Reconciliation

	Full-Year
	2007
	Guidance
Reported diluted EPS	$3.39	+
Tax benefits	(0.07)
Restructuring actions	0.03

Diluted EPS excluding tax benefits and restructuring actions	$3.35	+